Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CALLIOPE GAS RECOVERY SYSTEM CONVERTS RECENT DRY HOLE

INTO HIGHLY ECONOMIC GAS WELL

New Well Drilled Into Low Pressure Reservoir Brought to Life by Calliope

DENVER, COLORADO, August 15, 2007 – CREDO Petroleum Corporation (NASDAQ:  CRED) today announced results from the first application of its patented Calliope Gas Recovery System on a new well drilled into a low pressure reservoir.

In June 2007, CREDO entered into a joint venture to purchase the 11,000-foot Simpson well, located in a prolific producing area of Texas.  The previous operator drilled the well and encountered low reservoir pressure.  After unsuccessful attempts to make the well produce, the operator sold the well to the CREDO joint venture for $65,000 (salvage value).  Calliope was installed and immediately brought the well to life, producing at the rate of 250 Mcf (thousand cubic of gas) per day.

James T. Huffman, President, stated, “There is a huge amount of gas stranded in abandoned and low pressure reservoirs.  As previously reported, we are considering drilling new wells into such reservoirs for the purpose of using Calliope to recover the stranded gas.  The Simpson well provided us with an extraordinarily cost effective way to test this concept because we did not have to incur the cost to drill the well.  Our result is an unqualified success.”

The Simpson well penetrated 12 feet of porous gas reservoir, but encountered very low bottom hole pressure caused by nearby production.  The operator set casing and attempted to complete the well.  However, during testing, the well would not produce because liquids in the wellbore impeded gas flow.  The result was a dry hole for the previous operator, but an opportunity for Calliope.

“We learned about the Simpson well from a local operator who is active in the area, and quickly determined that it should be an excellent Calliope application,” Huffman said.  “At 11,000 feet, the Simpson is a good example of liquid loading problems that are difficult, if not impossible, to address effectively with other fluid lift technologies.”

A joint venture was formed to purchase the Simpson well for $65,000 and to install Calliope.  By keeping fluids from accumulating in the wellbore, Calliope is creating significant value from a previous dry hole that is now producing about 250 Mcf per day.  CREDO owns a 70% working interest and is the operator.

“The Simpson well represents a rigorous test of our Calliope drilling concept,” Huffman said.  “It demonstrates that formations with very low remaining reservoir pressure can be drilled without damaging the formation.  Once such a well is successfully drilled, Calliope will remove the liquids from the wellbore, thereby liberating previously stranded gas.”

Huffman further stated, “Calliope drilling economics are a function of well depth and cost, reserves, production rates and product prices.  For purposes of drilling new wells, we are targeting an “all in” finding and production cost between $2.00 and $2.50 per Mcf and payouts of 30 to 36 months.  Those parameters should provide excellent economics at today’s natural gas prices.”

Calliope is a patented, breakthrough technology that removes liquids from “loaded-up” gas wells. Calliope is differentiated from other fluid lift technologies because it does not rely on reservoir pressure to lift liquids and because it has only one down-hole moving part.  In many wells, Calliope can reduce reservoir pressure far below that achievable by other fluid lift technologies, thereby recovering substantial amounts of stranded gas reserves.

“Calliope creates significant economic value because it is a low cost fluid lift technology that works virtually every time,” Huffman said.  “All of our previous Calliope installations have been on existing wells that were at the end of their economic lives.  Calliope not only brings wells back to life, but in many instances, it catapults them into the top tiers of onshore gas wells.  Our average non-prototype Calliope installation on existing wells is projected to recover about 1.0 Bcf at an “all in” (finding and lifting) cost of $0.95 to $1.00 per Mcf.  The J.C. Carroll well has already surpassed 1.0 Bcf of Calliope production and it is still going strong.”

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For more information about the company, visit http://www.credopetroleum.com.

Contact:	James T. Huffman
President
or
David E. Dennis
Chief Financial Officer
303-297-2200
Web Site:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Capital Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2006 Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.